Exhibit 99.1

Contact:	Thomas S. Elley 205-582-1200

FIRST US BANCSHARES, INC.

REPORTS FIRST QUARTER 2019 RESULTS

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Reports Improved Year Over Year Earnings Results

BIRMINGHAM, AL (April 29, 2019) – First US Bancshares, Inc. (Nasdaq: FUSB) (the “Company”) today reported net income of $1.2 million, or $0.18 per diluted share, for the quarter ended March 31, 2019, compared to $0.4 million, or $0.06 per diluted share, for the quarter ended March 31, 2018, an increase of 198.1%. The improvement in earnings compared to the first quarter of 2018 resulted primarily from additional earning assets and cost efficiencies obtained by the Company through the previously-announced acquisition of The Peoples Bank (“TPB”), which resulted in TPB being merged with the Company’s wholly-owned subsidiary, First US Bank (the “Bank”), on August 31, 2018. Compared to the fourth quarter of 2018, earnings in the first quarter of 2019 decreased by $0.2 million, or 16.5%, primarily due to a decrease in average loan volume, increased deposit costs, and the impact of two less earning days in the quarter.

“We continue to be gratified by the improvement in earnings that we have experienced since the acquisition of The Peoples Bank,” stated James F. House, President and CEO of the Company. “We also remain excited about the prospects for future loan growth, both in our newly acquired and legacy service territories. However, we are not satisfied with the Company’s level of loan growth in the first quarter. With a loans to deposits ratio of 71.5% as of March 31, 2019, we continue to have significant runway for future growth. Quality loan growth will continue to be our primary focus as we move forward,” continued Mr. House.

Other First Quarter Highlights

Expansion into New Markets – During the first quarter of 2019, the Bank received regulatory approval to open a loan production office in Mobile, Alabama. Expansion of the Bank’s presence in the Mobile area is consistent with the Company’s strategy to gain a foothold in or near larger metropolitan markets that management believes have strong potential for future growth. The Mobile area represents a natural fit given its proximity to the Bank’s legacy service territories in southwest Alabama. In addition, the Bank’s wholly-owned subsidiary, Acceptance Loan Company (“ALC”), has been headquartered in Mobile since 2015. The Bank’s Mobile loan production office opened earlier this month.

Improvement in Asset Quality – The Company continued to experience improvement in asset quality during the first quarter of 2019. Non-performing assets, including loans in non-accrual status and other real estate owned (OREO), decreased to $3.1 million as of March 31, 2019, compared to $4.3 million as of December 31, 2018 and $5.4 million as of March 31, 2018. As a percentage of total assets, non-performing assets totaled 0.39% as of March 31, 2019, compared to 0.54% of total assets as of December 31, 2018 and 0.86% of total assets as of March 31, 2018.

Net Interest Margin – Net yield on interest-earning assets decreased in the first quarter of 2019 to 5.17%, compared to 5.27% during the fourth quarter of 2018 and 5.24% during the first quarter of 2018. Compared to the fourth quarter of 2018, loan yields in the first quarter of 2019 remained flat, while funding costs increased by 10 basis points. Loan yields in the first quarter of 2019 improved by 28 basis points compared to the first quarter of 2018; however, these gains were offset by a 40-basis point increase in funding costs, comparing the two periods.

Provision for Loan and Lease Losses – The provision for loan and lease losses was $0.4 million during the first quarter of 2019, compared to $0.5 million during the fourth quarter of 2018 and $0.7 million during the first quarter of 2018. Compared to the fourth quarter of 2018, provisioning decreased primarily due to reductions in loan volume at both the Bank and ALC. Net loans at the Bank decreased $10.6 million during the first quarter, while net loans at ALC decreased by $1.5 million. At the Bank, the reduction in loan volume resulted primarily from the scheduled payoff of one significant loan relationship, coupled with an overall soft market in commercial lending during the first quarter. At ALC, the modest loan volume reductions resulted primarily from seasonal impacts in ALC’s consumer lending portfolio.

As of March 31, 2019 and December 31, 2018, the allowance for loan and lease losses totaled $4.9 million and $5.1 million, respectively, or 0.97% of gross loans outstanding as of both dates, representing a decrease from 1.35% as of March 31, 2018. In accordance with generally accepted accounting principles for acquisition accounting, the loans acquired through the acquisition of TPB were recorded at fair value; accordingly, there was no allowance for loan losses associated with the acquired loan portfolio at the acquisition date. Management continues to evaluate the need for an allowance on the acquired portfolio, factoring in the remaining fair value discount on the loans, which totaled $1.6 million, or 1.13% of gross purchased loans, as of March 31, 2019. During the first quarter of 2019, management reapportioned approximately $0.1 million of the allowance for loan and lease losses on the Bank’s portfolio of non-purchased loans to the allowance on the acquired portfolio. Following this reapportionment, the allowance on purchased loans combined with the fair value discount totaled $1.7 million, or 1.18% of the gross purchased loans balance, as of March 31, 2019. The allowance for loan and lease losses as a percentage of non-purchased gross loans outstanding was 1.34% as of March 31, 2019.

Non-interest Income – Non-interest income totaled $1.3 million during the first quarter of 2019, compared to $1.2 million during the fourth quarter of 2018 and $1.1 million during the first quarter of 2018. The increase comparing the first quarter of 2019 to both the fourth quarter of 2018 and the first quarter of 2018 was mostly attributable to rental income of $0.2 million associated with the lease-up of remaining unused office space at the Company’s headquarters location in Birmingham, Alabama. Lease-up of the space occurred at the end of the fourth quarter of 2018, and, accordingly, the first quarter of 2019 represents the first full quarter of lease earnings.

First US Bancshares, Inc. Reports First Quarter 2019 Results

April 29, 2019

Non-interest Expense – Non-interest expense totaled $8.5 million during the first quarter of 2019, compared to $8.4 million during the fourth quarter of 2018 and $7.3 million during the first quarter of 2018. The increase compared to the fourth quarter of 2018 was mostly due to increases in net occupancy and equipment expenses resulting from certain facilities upgrades and property tax expenses. The increase compared to the first quarter of 2018 was attributable primarily to additional salaries and benefits, occupancy and other expenses associated with the addition of employees, facilities and other services in connection with the acquisition of TPB.

Provision for Income Taxes – The provision for income taxes totaled $0.4 million during the first quarter of 2019, representing an effective tax rate of 22.1% for the quarter, compared to an effective tax rate of 24.1% for the fourth quarter of 2018. The tax provisioning during the fourth quarter of 2018 was impacted by the incurrence of acquisition-related expenses, a portion of which were non-deductible under IRS regulations.

Cash Dividend – The Company declared a cash dividend of $0.02 per share on its common stock in the first quarter of 2019. This amount is consistent with the Company’s quarterly dividend declarations for each quarter of 2018 and 2017.

Regulatory Capital – During the first quarter of 2019, the Bank continued to maintain capital ratios at higher levels than the ratios required to be considered a “well-capitalized” institution under applicable banking regulations. As of March 31, 2019, the Bank’s common equity Tier 1 capital and Tier 1 risk-based capital ratios were each 12.81%. Its total capital ratio was 13.69%, and its Tier 1 leverage ratio was 9.22%.

About First US Bancshares, Inc.

First US Bancshares, Inc. is a bank holding company that operates banking offices in Alabama, Tennessee and Virginia through First US Bank. In addition, the Company’s operations include Acceptance Loan Company, Inc., a consumer loan company, and FUSB Reinsurance, Inc., an underwriter of credit life and credit accident and health insurance policies sold to the Bank’s and ALC’s consumer loan customers. The Company files periodic reports with the U.S. Securities and Exchange Commission (the “SEC”). Copies of its filings may be obtained through the SEC’s website at www.sec.gov or at www.firstusbank.com. More information about the Company and the Bank may be obtained at www.firstusbank.com. The Company’s stock is traded on the Nasdaq Capital Market under the symbol “FUSB.”

Forward-Looking Statements

This press release contains forward-looking statements, as defined by federal securities laws. Statements contained in this press release that are not historical facts are forward-looking statements. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. The Company undertakes no obligation to update these statements following the date of this press release, except as required by law. In addition, the Company, through its senior management, may make from time to time forward-looking public statements concerning the matters described herein. Such forward-looking statements are necessarily estimates reflecting the best judgment of the Company’s senior management based upon current information and involve a number of risks and uncertainties. Certain factors that could affect the accuracy of such forward-looking statements are identified in the public filings made by the Company with the SEC, and forward-looking statements contained in this press release or in other public statements of the Company or its senior management should be considered in light of those factors. Specifically, with respect to statements relating to the sufficiency of the allowance for loan and lease losses, loan demand, cash flows, growth and earnings potential and expansion, these factors include, but are not limited to, the rate of growth (or lack thereof) in the economy generally and in the Bank’s and ALC’s service areas, market conditions and investment returns, the availability of quality loans in the Bank’s and ALC’s service areas, the relative strength and weakness in the consumer and commercial credit sectors and in the real estate markets and collateral values. With respect to statements relating to the Company’s acquisition of TPB, these factors include, but are not limited to, difficulties, delays and unanticipated costs in integrating the organizations’ businesses or realized expected cost savings and other benefits; business disruptions as a result of the integration of the organizations, including possible loss of customers; diversion of management time to address acquisition-related issues; and changes in asset quality and credit risk as a result of the acquisition. There can be no assurance that such factors or other factors will not affect the accuracy of such forward-looking statements.

First US Bancshares, Inc. Reports First Quarter 2019 Results

April 29, 2019

FIRST US BANCSHARES, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA – LINKED QUARTERS

(Dollars in Thousands, Except Per Share Data)

	Quarter Ended
	2019	2018
	March 31,	December 31,	September 30,	June 30,	March 31,
	(Unaudited)
Results of Operations:
Interest income	$10,813	$11,177	$9,452	$8,390	$8,119
Interest expense	1,640	1,533	1,124	888	805

Net interest income	9,173	9,644	8,328	7,502	7,314
Provision for loan and lease losses	400	473	789	702	658

Net interest income after provision for loan and lease losses	8,773	9,171	7,539	6,800	6,656
Non-interest income	1,265	1,158	2,112	1,132	1,140
Non-interest expense	8,453	8,382	9,142	7,492	7,301

Income before income taxes	1,585	1,947	509	440	495
Provision for income taxes	351	470	269	81	81

Net income	$1,234	$1,477	$240	$359	$414

Per Share Data:
Basic net income per share	$0.19	$0.23	$0.04	$0.06	$0.07

Diluted net income per share	$0.18	$0.22	$0.03	$0.06	$0.06

Dividends declared	$0.02	$0.02	$0.02	$0.02	$0.02

Key Measures (Period End):
Total assets	$795,334	$791,939	$802,595	$634,036	$627,319
Tangible assets	786,150	782,627	793,038	634,036	627,319
Loans, net of allowance for loan losses	502,760	514,867	519,822	355,529	353,805
Allowance for loan and lease losses	4,924	5,055	5,116	4,952	4,829
Investment securities, net	148,025	153,949	159,496	165,740	181,942
Total deposits	703,361	704,725	715,761	531,428	525,273
Short-term borrowings	—	527	192	10,366	10,298
Long-term debt	—	—	—	10,000	10,000
Total shareholders’ equity	81,573	79,437	77,470	75,634	75,525
Tangible common equity	72,389	70,125	67,913	75,634	75,525
Book value per common share	12.94	12.61	12.30	12.41	12.41
Tangible book value per common share	11.48	11.13	10.79	12.41	12.41
Key Ratios:
Return on average assets (annualized)	0.63%	0.74%	0.14%	0.23%	0.27%
Return on average common equity (annualized)	6.21%	7.49%	1.25%	1.91%	2.21%
Return on average tangible common equity (annualized)	7.01%	8.52%	1.30%	1.91%	2.21%
Net interest margin	5.17%	5.27%	5.25%	5.31%	5.24%
Efficiency ratio(1)	81.0%	77.6%	87.6%	86.8%	86.4%
Net loans to deposits	71.5%	73.1%	72.6%	66.9%	67.4%
Net loans to assets	63.2%	65.0%	64.8%	56.1%	56.4%
Tangible common equity to tangible assets	9.21%	8.96%	8.56%	11.93%	12.04%
Allowance for loan and lease losses as % of loans	0.97%	0.97%	0.97%	1.37%	1.35%
Nonperforming assets as % of total assets	0.39%	0.54%	0.66%	0.61%	0.86%

(1) Efficiency ratio = non-interest expense / (net interest income + non-interest income)

First US Bancshares, Inc. Reports First Quarter 2019 Results

April 29, 2019

FIRST US BANCSHARES, INC. AND SUBSIDIARIES

NET INTEREST MARGIN

(Dollars in Thousands)

	Three Months Ended March 31, 2019			Three Months Ended March 31, 2018
	Average Balance	Interest	Annualized Yield/ Rate %	Average Balance	Interest	Annualized Yield/ Rate %
ASSETS
Interest-earning assets:
Loans – Bank	$409,915	$5,354	5.30%	$259,243	$2,808	4.39%
Loans – ALC	102,132	4,319	17.15%	94,025	4,281	18.47%
Taxable investment securities	149,036	805	2.19%	178,913	865	1.96%
Non-taxable investment securities	2,201	15	2.76%	6,113	56	3.72%
Federal funds sold	7,134	44	2.50%	10,278	43	1.70%
Interest-bearing deposits in banks	48,535	276	2.31%	17,167	66	1.56%
Total interest-earning assets	718,953	10,813	6.10%	565,739	8,119	5.82%
Non-interest-earning assets:
Other assets	69,871			58,565
Total	$788,824			$624,304

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing liabilities:
Demand deposits	$169,268	$206	0.49%	$166,963	$170	0.41%
Savings deposits	168,925	461	1.11%	84,684	71	0.34%
Time deposits	254,610	973	1.55%	180,267	460	1.03%
Borrowings	349	—	—%	24,675	104	1.71%
Total interest-bearing liabilities	593,152	1,640	1.12%	456,589	805	0.72%
Non-interest-bearing liabilities:
Demand deposits	107,045			84,435
Other liabilities	8,027			7,456
Shareholders’ equity	80,600			75,824
Total	$788,824			$624,304

Net interest income		$9,173			$7,314
Net interest margin			5.17%			5.24%

First US Bancshares, Inc. Reports First Quarter 2019 Results

April 29, 2019

FIRST US BANCSHARES, INC. AND SUBSIDIARIES

INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands, Except Per Share Data)

	March 31,	December 31,
	2019	2018
	(Unaudited)
ASSETS
Cash and due from banks	$12,424	$9,796
Interest-bearing deposits in banks	47,622	39,803
Total cash and cash equivalents	60,046	49,599
Federal funds sold	15,080	8,354
Investment securities available-for-sale, at fair value	127,185	132,487
Investment securities held-to-maturity, at amortized cost	20,840	21,462
Federal Home Loan Bank stock, at cost	713	703
Loans and leases, net of allowance for loan and lease losses of $4,924 and $5,055, respectively	502,760	514,867
Premises and equipment, net	28,950	27,643
Cash surrender value of bank-owned life insurance	15,314	15,237
Accrued interest receivable	2,486	2,816
Goodwill and core deposit intangible, net	9,184	9,312
Other real estate owned	1,222	1,505
Other assets	11,554	7,954
Total assets	$795,334	$791,939

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$703,361	$704,725
Accrued interest expense	493	424
Other liabilities	9,907	6,826
Short-term borrowings	—	527
Total liabilities	713,761	712,502

Shareholders’ equity:
Common stock, par value $0.01 per share, 10,000,000 shares authorized; 7,567,784 and 7,562,264 shares issued, respectively; 6,303,582 and 6,298,062 shares outstanding, respectively	75	75
Surplus	13,589	13,496
Accumulated other comprehensive loss, net of tax	(1,536)	(2,377)
Retained earnings	89,859	88,668
Less treasury stock: 1,264,202 shares at cost	(20,414)	(20,414)
Noncontrolling interest	—	(11)
Total shareholders’ equity	81,573	79,437

Total liabilities and shareholders’ equity	$795,334	$791,939

First US Bancshares, Inc. Reports First Quarter 2019 Results

April 29, 2019

FIRST US BANCSHARES, INC. AND SUBSIDIARIES

INTERIM CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Thousands, Except Per Share Data)

	Three Months Ended
	March 31,
	2019	2018
	(Unaudited)
Interest income:
Interest and fees on loans	$9,673	$7,089
Interest on investment securities	1,140	1,030
Total interest income	10,813	8,119

Interest expense:
Interest on deposits	1,640	701
Interest on borrowings	—	104
Total interest expense	1,640	805

Net interest income	9,173	7,314

Provision for loan and lease losses	400	658

Net interest income after provision for loan and lease losses	8,773	6,656

Non-interest income:
Service and other charges on deposit accounts	460	467
Credit insurance income	143	218
Mortgage fees from secondary market	103	117
Other income, net	559	338
Total non-interest income	1,265	1,140

Non-interest expense:
Salaries and employee benefits	4,988	4,567
Net occupancy and equipment	1,089	889
Computer services	351	292
Fees for professional services	242	273
Other expense	1,783	1,280
Total non-interest expense	8,453	7,301

Income before income taxes	1,585	495
Provision for income taxes	351	81
Net income	$1,234	$414
Basic net income per share	$0.19	$0.07
Diluted net income per share	$0.18	$0.06
Dividends declared per share	$0.02	$0.02

First US Bancshares, Inc. Reports First Quarter 2019 Results

April 29, 2019

Non-GAAP Financial Measures

In addition to the financial results presented in this press release that have been prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company’s management believes that certain non-GAAP financial measures and ratios are beneficial to the reader. These non-GAAP measures have been provided to enhance overall understanding of the Company’s current financial performance and position. Management believes that these presentations provide meaningful comparisons of financial performance and position in various periods and can be used as a supplement to the GAAP-based measures presented in this press release. The non-GAAP financial results presented should not be considered a substitute for the GAAP-based results. Management believes that both GAAP measures of the Company’s financial performance and the respective non-GAAP measures should be considered together.

The non-GAAP measures and ratios that have been provided in this press release include measures of operating income, tangible assets and equity, and certain ratios that include tangible assets and equity. Discussion of these measures and ratios is included below, along with reconciliations of each relevant non-GAAP measure to GAAP-based measures included in the financial statements previously presented in the press release.

Operating Income

Operating income is a non-GAAP financial measure that adjusts net income for the following non-operating items:

●	Provision for (benefit from) income taxes
●	Gains (losses) on sales and prepayments of investment securities
●	Gains (losses) on settlements of derivative contracts
●	Gains (losses) on sales of foreclosed real estate
●	Provision for loan and lease losses
●	Acquisition expenses
●	Accretion of discount on purchased loans
●	Accretion of premium on purchased time deposits
●	Amortization of core deposit intangible asset

A reconciliation of the Company’s net income to its operating income for each of the most recent five quarters as of March 31, 2019 is set forth below. A limitation of the non-GAAP financial measures presented below is that the adjustments include gains, losses or expenses that the Company does not expect to continue to recognize at a consistent level in the future; the adjustments of these items should not be construed as an inference that these gains, losses or expenses are unusual, infrequent or nonrecurring.

First US Bancshares, Inc. Reports First Quarter 2019 Results

April 29, 2019

	Quarter Ended
	2019	2018
	March 31,	December 31,	September 30,	June 30,	March 31,
	(Unaudited)
Net income	$1,234	$1,477	$240	$359	$414
Add back:
Provision for income taxes	351	470	269	81	81

Income before income taxes	1,585	1,947	509	440	495
Add back (subtract) adjustments to net interest income:
Accretion of discount on purchased loans	(234)	(249)	(77)	—	—
Accretion of premium on purchased time deposits	(64)	(129)	(59)	—	—

Net adjustments to net interest income	(298)	(378)	(136)	—	—
Add back (subtract) non-interest adjustments:
Net gain on sales and prepayments of investment securities	(13)	(13)	—	(102)	(3)
Net gain on settlement of derivative contracts	—	—	(981)	—	—
Net loss (gain) on sales of foreclosed real estate	30	65	(79)	152	(51)
Provision for loan and lease losses	400	473	789	702	658
Amortization of core deposit intangible	128	128	43	—	—
Acquisition expenses	—	149	1,492	—	—

Net non-interest adjustments	545	802	1,264	752	604

Operating income	$1,832	$2,371	$1,637	$1,192	$1,099

Tangible Balances and Measures

In addition to capital ratios defined by GAAP and banking regulators, the Company utilizes various tangible common equity measures when evaluating capital utilization and adequacy. These measures, which are presented in the financial tables in this press release, may also include calculations of tangible assets. As defined by the Company, tangible common equity represents shareholders’ equity less goodwill and identifiable intangible assets, while tangible assets represent total assets less goodwill and identifiable intangible assets.

Management believes that the measures of tangible equity are important because they reflect the level of capital available to withstand unexpected market conditions. In addition, presentation of these measures allows readers to compare certain aspects of the Company’s capitalization to other organizations. In management’s experience, many stock analysts use tangible common equity measures in conjunction with more traditional bank capital ratios to compare capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets that typically result from the use of the purchase accounting method in accounting for mergers and acquisitions.

These calculations are intended to complement the capital ratios defined by GAAP and banking regulators. Because GAAP does not include these measures, management believes that there are no comparable GAAP financial measures to the tangible common equity ratios that the Company utilizes. Despite the importance of these measures to the Company, there are no standardized definitions for the measures, and, therefore, the Company’s calculations may not be comparable with other organizations. In addition, there may be limits to the usefulness of these measures to investors. Accordingly, management encourages readers to consider the Company’s consolidated financial statements in their entirety and not to rely on any single financial measure. The table below reconciles the Company’s calculations of these measures to amounts reported in accordance with GAAP.

First US Bancshares, Inc. Reports First Quarter 2019 Results

April 29, 2019

		Quarter Ended
		2019	2018
		March 31,	December 31,	September 30,	June 30,	March 31,
		(Dollars and Shares in Thousands, Except Per Share Data)
		(Unaudited)
TANGIBLE BALANCES
Total assets		$795,334	$791,939	$802,595	$634,036	$627,319
Less: Goodwill		7,435	7,435	7,552	—	—
Less: Core deposit intangible		1,749	1,877	2,005	—	—

Tangible assets	(a)	$786,150	$782,627	$793,038	$634,036	$627,319

Total shareholders’ equity		$81,573	$79,437	$77,470	$75,634	$75,525
Less: Goodwill		7,435	7,435	7,552	—	—
Less: Core deposit intangible		1,749	1,877	2,005	—	—

Tangible common equity	(b)	$72,389	$70,125	$67,913	$75,634	$75,525

Average shareholders’ equity		$80,600	$78,275	$76,303	$75,447	$75,824
Less: Average goodwill		7,435	7,551	2,517	—	—
Less: Average core deposit intangible		1,818	1,960	676	—	—

Average tangible shareholders’ equity	(c)	$71,347	$68,764	$73,110	$75,447	$75,824

Net income	(d)	$1,234	$1,477	$240	$359	$414
Common shares outstanding	(e)	6,304	6,298	6,297	6,092	6,087

TANGIBLE MEASUREMENTS
Tangible book value per common share	(b)/(e)	$11.48	$11.13	$10.79	$12.41	$12.41

Tangible common equity to tangible assets	(b)/(a)	9.21%	8.96%	8.56%	11.93%	12.04%
Return on average tangible common equity (annualized)	(1)	7.01%	8.52%	1.30%	1.91%	2.21%

(1)	Calculation = ((net income (d) / number of days in period) * number of days in year) / average tangible shareholders’ equity (c)